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                                                                   EXHIBIT 10.11

                 MASTER CONSULTING SERVICES AGREEMENT BETWEEN
                    DOCENT, INC AND ANDERSEN CONSULTING LLP

THIS MASTER CONSULTING SERVICES AGREEMENT (this "Agreement") is made and entered into as of April 1, 2000 (the "Effective Date") by and between Docent, Inc., a Delaware corporation, with a place of business at 2444 Charleston Road, Mountain View, CA 94043 ("Docent") and Andersen Consulting LLP, an Illinois general partnership registered as a limited liability partnership, with a place of business at 200 Public Square, Ste. 1900, Cleveland, OH 44114 ("Andersen Consulting").

WHEREAS, Docent desires to obtain certain services from Andersen Consulting from time to time; and

WHEREAS, Andersen Consulting desires to provide such services to Docent on the terms set forth below;

FOR AND IN CONSIDERATION OF the premises and mutual agreements herein, Andersen Consulting and Docent agree as follows:

1.   SERVICES

1.1 Andersen Consulting shall perform for Docent the consulting services (the "Services") specified in one or more Arrangement Letters issued under this Agreement and signed by both parties, each of which will incorporate all of the terms and conditions of this Agreement by reference as though fully set forth therein. In the event of a conflict between any term of this Agreement and the terms of an Arrangement Letter, the terms of the Arrangement Letter shall prevail.

1.2 Changes to the scope of the Services shall be made only in a writing executed by authorized representatives of both parties. Andersen Consulting shall have no obligation to commence work in connection with any change until the fee and/or schedule impact of the change, if any, is agreed upon by the parties in writing. The foregoing notwithstanding, if Andersen Consulting, at the written request of Docent, performs work that is not covered by an Arrangement Letter or that exceeds the scope of Services defined in the applicable Arrangement Letter, such work shall be deemed Services provided pursuant to this Agreement for which Docent shall compensate Andersen Consulting pursuant to Section 2.1.

1.3 If any Arrangement letter requires the provision of third party products, including hardware and software, Andersen Consulting's affiliated entity, Proquire LLC, shall provide such third party products subject to the terms and conditions set forth on an attachment to the applicable Arrangement Letter. Nothing herein is intended to require Docent to purchase any third party products through Andersen Consulting or through Proquire LLC. Andersen Consulting, as agent for Proquire, may invoice, collect, and receive from Docent all sums that would be due to Proquire, including taxes and shipping charges, as applicable.

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2.   PAYMENT FOR SERVICES AND EXPENSES

2.1 Docent agrees to obtain not less than ##### ($#####) in Services (not including reasonable out-of-pocket expenses) from Andersen Consulting, which such obligation would commence upon the Effective Date of this Agreement, and would be satisfied no later than two (2) years following the Effective Date of this Agreement. Such Services and terms of payment will be defined in one or more Arrangement. Letters issued under this Agreement. Docent shall pay Andersen Consulting for the Services on the terms defined in the applicable Arrangement Letter.

2.2 Docent shall pay the amounts payable to Andersen Consulting hereunder within thirty (30) days of receipt of invoices submitted by Andersen Consulting. Any invoice remaining unpaid for more than thirty (30) days from receipt shall accrue interest at a rate of the lesser of one and one-half (1.5%) percent per month or the highest rate allowed by law. In the event of any good faith dispute with regard to a portion of an invoice, the undisputed portion shall be paid as provided herein. Upon resolution of the disputed portion, any amounts owed to Andersen Consulting shall be paid with interest at the rate set forth above accruing from the date such amounts were originally due.

2.3 Unless provided otherwise in an Arrangement Letter, Andersen Consulting shall be reimbursed by Docent for all reasonable expenses incurred by Andersen Consulting in the performance of the Services, including, but not necessarily limited to, travel and lodging expenses, communications charges and computer time and supplies.

2.4 Docent shall pay for all taxes, including any interest and penalties from any related deficiency, in connection with this Agreement (except taxes based on or measured by Andersen Consulting's net income) including any sales, use excise, value-added, services, consumption, withholding and other taxes and duties assessed on the provision of Services by Andersen Consulting to Docent or on Andersen Consulting's charges to Docent under this Agreement including the reimbursement of expenses. The parties shall cooperate in good faith to minimize such tax liabilities to the extent legally permissible.

2.5 The parties acknowledge that where out-of-town personnel are assigned to any project on a long-term basis (as defined from time to time in the applicable provisions of the Internal Revenue Code and related IRS regulations, and currently defined, under IRC Section 162, as a period of time reasonably expected to be greater than one year), the associated compensatory tax costs applied to out-of-town travel and living expenses also shall be calculated on an individual basis, summarized, and assessed to such personnel. In such cases, the expenses for which Docent shall reimburse Andersen Consulting hereunder shall be deemed to include the estimated incremental compensatory tax costs associated with the out-of-town travel and living expenses of Andersen Consulting's personnel, including tax gross-ups; provided, however, that Docent has been advised of such additional expenses in advance and agrees that the affected personnel should remain assigned to the applicable project. Andersen Consulting shall use reasonable efforts to limit such expenses.

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3.   Docent Responsibilities.

3.1 In connection with Andersen Consulting's provision of the Services, Docent shall perform those tasks and fulfill those responsibilities specified in the applicable Arrangement Letter ("Docent Responsibilities"). The Arrangement Letter may also contain assumptions related to the Services. Docent understands that Andersen Consulting's performance is dependent on Docent's timely and effective performance of Docent Responsibilities hereunder and timely decisions and approvals by Docent. Except to the extent an Arrangement Letter contains specific acceptance provisions, all work product provided to the Docent for approval shall be deemed accepted if, within ten(10) days after delivery, Docent has not provided to Andersen Consulting written notice identifying specifically any basis for not approving the work product. Andersen Consulting shall be entitled to rely on all decisions and approvals of the Docent in connection with the Services. Changes in decisions and approvals are subject to Section 1.2.

3.2 In addition to any particular items specified in the Arrangement Letter, Docent shall supply on-site Andersen Consulting personnel with suitable office space, desks, storage, furniture, and other normal office equipment support, adequate computer resources (including necessary third party rights to use software), telephone and facsimile service, postage, copying, secretarial support, word processing, and general office supplies which may be necessary in connection with Andersen Consulting's performance of the Services.

No bailment shall be created and no interest or obligation shall be conferred upon Andersen Consulting regarding Docent's property or the property of Docent's employees, agents, vendors, or other contractors, beyond the limited right to use such property in furtherance of this Agreement. All such property, regardless of its physical location or use, shall be deemed to be in the care, custody and control of Docent.

3.3 Docent shall be responsible for its operation and use of the Deliverables, as defined below, and for ensuring that the Deliverables meet Docent's requirements. Docent shall not use Andersen Consulting's name outside Docent's organization in connection with its use of the Deliverables or otherwise without Andersen Consulting's express written consent, which may be withheld by Andersen Consulting in its sole discretion.

3.4 Docent shall retain responsibility for its compliance with all applicable federal, state and local laws and regulations.

4.   Work Product.
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4.1  The Parties acknowledge and agree that in the course of each engagement,
Andersen Consulting may provide or develop training materials, reports, business or marketing plans and strategies, design documents, models, software, or other work product or deliverables (collectively hereinafter referred to as the "Deliverables"). The rights in such Deliverables, including the right to market, transfer, sell, license or otherwise use such Deliverables, may depend upon the nature of the Deliverables and the fees associated with such Deliverables. Accordingly, the Parties agree that before commencing any work under a Arrangement Letter under which Andersen COnsulting is to provide to, or develop for, Docent any Deliverables, they

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shall agree upon and describe in the Arrangement Letter, the Deliverables, the extent of both parties' rights to use the Deliverables, and other terms, responsibilities and rights as may be applicable, in accordance with the following:

(a) The Deliverables shall be identified in each Arrangement Letter as being either: Category A, B, or C Deliverables, categorized in accordance with the definitions set forth below.

(i) Category A Deliverables - Category A Deliverables are those Deliverables which may be possessed by Andersen Consulting prior to, acquired, or developed by Andersen Consulting (either independently or in concert with Docent or third parties) during the course of its performance under an Arrangement Letter, and in which Docent shall have, upon final payment of undisputed invoices then due associated with the Deliverables, a perpetual, irrevocable, nonexclusive, paid-up, world-wide right and license to use for its internal business purposes, copy, modify and prepare derivative works, from and distribute such Deliverables in connection with its business.

For purposes of this Agreement, the term "internal business purposes" shall include use by those of Docent's affiliates and subsidiaries which either are wholly owned, or are under the control of, Docent ("Affiliates"); provided, however, that Docent will not in any case provide such Deliverables to any direct competitors of Andersen Consulting (which for purposes of this Agreement shall mean those companies whose core business is the provision of technology consulting services and which would reasonably be expected to compete for the same or substantially similar work with Andersen Consulting) without Andersen Consulting's prior written consent. In addition, "internal business purposes" includes providing access to Docent's customers and clients where an underlying purpose of the Deliverables is identified in the applicable Arrangement Letter as enabling Docent to interact with its customers and clients through such Deliverables.

With the exception of the license granted to Docent, Andersen Consulting (or its applicable third-party licensor(s)) shall have and/or retain all right, title and interest in the Category A Deliverables. Subject to the rights granted to Docent above, the Category A Deliverables shall be considered confidential and proprietary to Andersen Consulting.

Category A Deliverables may consist of, by way of example and not limitation, training materials, templates, Andersen Consulting proprietary systems and market offerings (which may be modified or customized for Docent) and proprietary Andersen Consulting software.

(ii) Category B Deliverables - Category B Deliverables are those Deliverables which are originated and prepared for Docent by Andersen Consulting (either independently or in concert with Docent or third parties) during the course of Andersen Consulting's performance of Services under an Arrangement Letter, and in which Docent shall have, upon payment of undisputed invoices then due, copyright. Where the applicable Arrangement Letter or this Agreement is terminated for any reason other than non-payment by Docent, Docent shall be entitled to receive all work in progress as of the effective date of the termination. Such Deliverables shall be considered works made for hire under the Copyright Act; provided, however, that to the extent such Deliverables are not works made for hire, Andersen Consulting agrees to assign, to Docent all copyright therein and thereto. Without otherwise limiting

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Andersen Consulting's rights in its Knowledge Capital, as that term is defined in Subparagraph (b), below, such Category B Deliverables shall be considered Docent's Confidential Information.

Category B Deliverables may consist of, by way of example and not limitation, consulting studies or reports, business plans and strategies, marketing plans and concepts, custom software or modifications and enhancements to Docent's software, and systems which are intended to be proprietary to Docent. Andersen Consulting shall have the right to retain one copy of Category B Deliverables for archival and reference purposes.

(iii) Category C Deliverables - Category C are those Deliverables which are originated and prepared for Docent by Andersen Consulting (either independently or in concert with Docent or third parties) during the course of Andersen Consulting's performance of Services under an Arrangement Letter, and in which all right, title and interest to all intellectual property rights in the Deliverables shall be jointly owned by Andersen Consulting and Docent, without any right or duty of accounting to the other party. In the event the parties wish to pursue a patent in any of the Category C Deliverables or any component thereof, they shall cooperate with each other in preparing and submitting the patent application. Where the parties share equally in the cost of prosecuting the patent application, they shall jointly own any resulting patent without any right or duty of accounting to the other party. Where only one of the parties assumes the cost of prosecuting the patent application, that party shall own the patent and the other party shall receive, absent any other agreement between the parties, a perpetual, non-transferable, worldwide, irrevocable, royalty-free, fully paid-up license with the right to sublicense under the patent, or patents resulting from any applications or disclosures, including the right to make, have made, use, import, offer for sale and sell or otherwise dispose of products and services or to practice any process in connection therewith. In no event will any such patent have claims that include any of either party's Knowledge Capital (as that term is defined in Paragraph 4.1(b) below).

(b) Regardless of how the Desirables are characterized and subject to each party's obligations pursuant to Section 6, each party shall have and retain all rights and interests in all of its ideas, know-how, design guides, methodologies, developmental tools, techniques, skills, and processes, irrespective of whether possessed by the parties prior to, or refined during the course of an engagement (collectively referred to as "Knowledge Capital").

(c) The Parties shall cooperate with each other and execute such other documents as may be necessary and appropriate to perfect ownership and licensing rights granted in this Section. Except as specifically provided in this Agreement, nothing contained in this Agreement is intended to confer upon any person (other than the Parties hereto) any rights, benefits, or remedies of any kind or character whatsoever, and no person shall be deemed a third party beneficiary under or by reason of this Agreement. The foregoing notwithstanding, Andersen Consulting acknowledges that Docent may assign its rights in and to the Deliverables under this Agreement to its Affiliates, provided that such Affiliates either agrees to assume all of Docent's obligations and responsibilities under this Agreement, or Docent agrees to enforce all of Andersen Consulting's rights and remedies as they relate to such Affiliate.

4.2  Subject to the rights and interests which may be conveyed under this
Section 4 and subject to the party's confidentiality obligations described in
Section 6, in no event shall either

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party be precluded from developing for itself, or for others, materials which are competitive with the Desirables, irrespective of their similarity to the Deliverables, provided that such activity does not otherwise constitute a breach of such party's obligations pursuant to Section 6.

5.   PROPRIETARY ITEMS

In the course of performance hereunder, Andersen Consulting may use products, materials, tools and methodologies that are proprietary to Andersen Consulting or to third parties (collectively "Proprietary Items"). As between Docent and Andersen Consulting, Proprietary Items will be deemed Confidential Information of Andersen Consulting for purposes of Section 6. Included among the Proprietary Items of Andersen Consulting are tools that Andersen Consulting identifies as Solution Construction Aids ("SCAs"), which Andersen Consulting makes available to clients under separate licensing terms. Docent shall have or obtain no rights in such Proprietary Items (or in any modifications or enhancements to them) other than (i) to use them as authorized by Andersen Consulting in writing from time to time solely for purposes of performing Docent Responsibilities, (ii) to the extent the Proprietary Items are incorporated into a Deliverable, to use them as part of the Deliverable for purposes of Docent's internal business only, or (iii) pursuant to Andersen Consulting's standard license for such Proprietary Items or, in the case of Proprietary Items owned by third parties, pursuant to terms acceptable to the applicable third party. If Proprietary Items are made available to Docent under (i) or (ii) above, they will be made available in an "AS IS" condition and without express or implied warranties of any kind; those Proprietary Items made available under (iii) above shall be subject only to applicable terms of the applicable license.

6.   CONFIDENTIAL INFORMATION

During the course of Andersen Consulting performing Services for Docent, each party may be given access to information (in hardcopy and/or electronic form) that relates to the other's past, present, and future research, development, business activities, products, services, and technical knowledge, and is identified by the disclosing party as confidential ("Confidential Information"). In connection therewith, the following subsections shall apply:

6.1 The Confidential Information of the disclosing party may be used by the receiver only in connection with the Services;

6.2 Each party agrees to protect the confidentiality of the Confidential Information of the other in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event shall either party exercise less than reasonable care in protecting such Confidential Information. Access to the Confidential Information shall be restricted to Andersen Consulting and Docent personnel engaged in a use permitted hereby;

6.3 The Confidential Information may not be copied or reproduced without the disclosing party's prior written consent;

6.4 All Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon the first to occur of (a) completion of the Services or (b) request by the disclosing party, unless the receiver is otherwise allowed to retain such Confidential

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Information. Andersen Consulting may retain, subject to the terms of this
Section, copies of Docent's Confidential Information required for compliance with its recordkeeping or quality assurance requirements;

6.5 Nothing in this Agreement shall prohibit or limit either party's use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodologies) (i) previously known to it without obligation of confidence, (ii) independently developed by or for it, (iii) acquired by it from a third party which is not, to its knowledge, under an obligation of confidence with respect to such information, or (iv) which is or becomes publicly available through no breach of this Agreement;

6.6 If either party receives a subpoena or other validly issued administrative or judicial process requesting Confidential Information or the other party, it shall provide prompt notice to the other of such receipt. The party receiving the subpoena shall thereafter be entitled to comply with such subpoena or other process to that extent permitted by law. Services provided hereunder in no event include Andersen Consulting acting as an expert witness or otherwise providing litigation support services; and.

6.7 In connection with the Services, Andersen Consulting may from time to time undertake one or more quality assessment reviews. In order for such reviews to be frank and candid, for the greatest benefit to both Docent and Andersen, they should be kept confidential to the greatest extent possible. The parties agree that any documentation created in connection with such quality assessment reviews shall be Confidential Information of Andersen Consulting and in no event shall such documentation or the results of such reviews be discoverable or admissible (or used for any purpose) in any proceedings related to this Agreement or the Services.

7.   WARRANTY

7.1 Andersen Consulting warrants that its Services will be performed in a good and workmanlike manner. Andersen Consulting agrees to reperform any work not in compliance with this warranty brought to its attention within a reasonable time (or such specific period provided in the applicable Arrangement Letter) after that work is performed.

7.2 THE PRECEDING IS ANDERSEN CONSULTING'S ONLY WARRANTY CONCERNING THE SERVICES, ANY DELIVERABLES, AND ANY WORK PRODUCT, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY, OR OTHERWISE.

8.   INDEMNIFICATION

8.1 Each party shall indemnify, defend and hold harmless the other, its employees, principals (partners, shareholders or holders of an ownership interest, as the case may be) and agents, from and against any third party claims, demands, loss, damage or expense relating to bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of the indemnifying party, its personnel or agents in connection with the performance of the Services hereunder.

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8.2  If Docent promptly notifies Andersen Consulting in writing of a third party claim against Docent that any Deliverable infringes a United States patent in existence as of the date of the applicable Arrangement Letter, a copyright or a trade secret of any third party, Andersen Consulting will defend such claim at its expense and will pay any costs or damages that may be finally awarded against Docent. Andersen Consulting will not indemnify Docent, however, if the claim of infringement is caused by (1) Docent's misuse or modification of the Deliverable; (2) Docent's failure to use corrections or enhancements made available by Andersen Consulting; (3) Docent's use of the Deliverable in combination with any product or information not owned or developed by Andersen Consulting; (4) Docent's distribution, marketing or use for the benefit of third parties of the Deliverable or (5) information, direction, specification or materials provided by Docent or any third party. If any Deliverable is, or in Andersen Consulting's opinion is likely to be, held to be infringing, Andersen Consulting shall at its expense and option either (a) procure the right for Docent to continue using it, (b) replace it with a noninfringing equivalent, (c) modify it to make it noninfringing or (d) direct the return of the Deliverable and refund to Docent the fees paid for such Deliverable less a reasonable amount for Docent's use of the Deliverable up to the time of return. The foregoing remedies constitute Docent's sole and exclusive remedies and Andersen Consulting's entire liability with respect to infringement.

8.3 Docent shall defend, indemnify and hold harmless Andersen Consulting and its partners and employees from and against any loss, claim, damage or liabilities (or actions in respect thereof that may be asserted by any third party) that may result from any third party claims arising out of or relating to Andersen Consulting's Services or any use by the Docent of any Deliverable and will reimburse Andersen Consulting for all expenses (including counsel fees) as incurred by Andersen Consulting in connection with any such action or claim, except to the extent any such claim is covered by the preceding indemnity obligations of Andersen Consulting.

8.4 To receive the foregoing indemnities, the party seeking indemnification must promptly notify the other in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party's expense) and full authority to defend or settle the claim or suit. The indemnifying party shall have no obligation to indemnify the indemnified party under any settlement made without the indemnifying party's written consent.

8.5 Each party will determine the types and amounts of insurance coverage it requires in connection with this Agreement. Neither party is required to obtain insurance for the benefit of the other party. Each party shall pay all costs and receive all benefits under policies arranged by it. Each party waives rights of subrogation it may otherwise have regarding the other party's insurance policies, including but not limited to property insurance, business interruption insurance, and other first-party insurance.

9.   EMPLOYEES

9.1 Andersen Consulting reserves the right to determine which of its personnel shall be assigned to perform Services, and to replace or reassign such personnel during the term hereof; provided, however, that it will, subject to scheduling and staffing considerations, attempt to honor Docent's request for specific individuals.

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9.2  Except as the other party expressly authorizes in writing in advance, neither party shall solicit, offer work to, employ, or contract with, whether as a partner, employee or independent contractor, directly or indirectly, any of the other party's Personnel during their participation in the Services or during the twelve (12) months thereafter. For purposes of this Section 9.2, "Personnel" includes any individual or company a party employs as a partner, employee or independent contractor and with which a party comes into direct contact in the course of the Services.

9.3 Neither party shall be deemed a joint employer of the other's employees, each party being responsible for any and all claims by its employees, subject to
Section 8.1. Neither party's employees shall be deemed "leased" employees of the other for any purpose.

10.  INDEPENDENT CONTRACTOR

In connection with this Agreement, each party is an independent contractor and as such will not have any authority to bind or commit the other. Nothing herein shall be deemed or construed to create a joint venture, partnership, fiduciary or agency relationship between the parties for any purpose.

11.  LIMITATION OF LIABILITY

11.1 The limit of Andersen Consulting's liability (whether in contract, tort, negligence, strict liability in tort or by statute or otherwise) to Docent or to any third party concerning performance or non-performance by Andersen Consulting, or in any manner related to this Agreement, for any and all claims, shall not in the aggregate exceed the fees and expenses paid by Docent to Andersen Consulting hereunder with respect to the work involved under the applicable Arrangement Letter. Docent's exclusive remedy for any claim arising out of these arrangements shall be for Andersen Consulting, upon receipt of written notice pursuant to Section 12.2, to use commercially reasonable efforts to cure the breach at its expense, and failing that, the return of fees paid to Andersen Consulting for the work related to the breach.

11.2 In no event shall either party be liable for consequential, incidental or punitive loss, damage or expenses (including but not limited to business interruption, lost business, or lost savings) even if it has been advised of their possible existence. Any action by either party must be brought within two
(2) years after the cause of action arose.

11.3 The allocations of liability in this Section 11 represent the agreed and bargained-for understanding of the parties and Andersen Consulting's compensation for the Services reflects such allocations. The parties agree further that they will look only to the assets of the other party in connection with any liabilities hereunder and in no event shall they have any claim against any shareholder, partner or holder of an ownership interest in the other party in connection with this Agreement.

12.  TERMINATION

12.1 Either party may terminate an Arrangement Letter by giving thirty (30) days written notice of termination to the other party unless otherwise specified in the applicable Arrangement

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Letter. Termination of an Arrangement Letter shall have no impact upon this
Agreement or any other Arrangement Letter.

Either party may at any time and without cause terminate this Agreement by giving thirty (30) days written notice of termination to the other party. Termination of this Agreement shall have no impact upon performance of any Arrangement Letters then under performance unless the parties otherwise specifically agree in writing and this Agreement shall continue to govern such Arrangement Letters until performance has been completed.

Upon such termination, Docent shall pay Andersen Consulting for all Services rendered and expenses incurred by Andersen Consulting prior to the date of termination. In the event of termination by Docent, Docent shall also pay Andersen Consulting for any demobilization or other costs resulting from such early termination.

12.2 Either party may, upon giving thirty (30) days' written notice identifying specifically the basis for such notice, terminate the applicable Arrangement Letter (and not any other Arrangement Letter) for breach of a material term or condition of the applicable Arrangement Letter unless the party receiving the notice cures such breach within the thirty (30) day period. Upon such termination, Docent shall pay Andersen Consulting for all Services rendered and expenses incurred by Andersen Consulting prior to the date of termination. In addition, if Andersen Consulting terminates an Arrangement Letter under this
Section 12.2, Docent shall also pay Andersen Consulting for any demobilization or other costs resulting from such early termination.

12.3 The parties agree that, in the event of a dispute or alleged breach subject to Section 12.2, they will work together in good faith first, to resolve the matter internally by escalating it to higher levels of management and, then if necessary, to use a mutually agreed alternative dispute resolution technique prior to resorting to litigation. This provision shall not apply to disputes involving confidentiality or infringement of intellectual property rights (in which case either party shall be free to seek available remedies in any forum).

12.4 The terms of Sections 2, 3.3, 4, 5, 6, 7.2, 8, 10, 11, 12.3 and 17 shall survive termination of this Agreement or completion of any Arrangement Letter. 5, 6, 7, 8, 11, 12.4, 13, 14, 16 and 17 shall survive termination of this Agreement or completion of any Arrangement Letter.

13.  SEVERABILITY

If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

14.  NOTICES

Any notice or other communication given pursuant to this Agreement shall be in writing and shall be effective either when delivered personally to the party for whom intended, or five (5)

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days following deposit of the same into the United States mail (certified mail, return receipt requested, or first class postage prepaid), facsimile (with confirmation of delivery) or overnight delivery services (with confirmation of delivery), addressed to such party at the address set forth on the initial page of this Agreement. Either party may designate a different address by notice to the other given in accordance herewith.

15.  FORCE MAJEURE

Neither party shall be liable for any delays or failures in performance (other than payment obligations hereunder) due to circumstances beyond its reasonable control.

16.  MISCELLANEOUS

16.1 Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. Any purchase order issued by the Docent shall be for its administrative purposes only and none of its terms and conditions shall be of any force or effect against Andersen Consulting. Each Arrangement Letter, except as its terms otherwise expressly provide, shall be a complete statement of its subject matter and shall supplement and modify the terms and conditions of this Agreement for the purposes of that engagement only. No other agreements, representations, warranties or other matters, whether oral or written, shall be deemed to bind the parties hereto with respect to the subject matter hereof. Docent acknowledges that it is entering into this Agreement solely on the basis of the agreements and representations contained herein, and for its own purposes and not for the benefit of any third party.

16.2 Modification. Neither this Agreement nor any Arrangement Letter may be modified or amended except by the mutual written agreement of the parties. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against which it is sought to be enforced.

16.3 Waiver. The delay or failure by either party to exercise or enforce any of its rights under this Agreement shall not constitute or be deemed a waiver of that party's right thereafter to enforce those rights, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

16.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Illinois, without giving effect to conflict of law rules. The parties expressly agree to exclude the application of the U.N. Convention on Contracts for the International Sale of Goods (1980) to this Agreement and the performance of the parties contemplated herein, to the extent that such convention might otherwise be applicable.

16.5 Counterparts. This Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

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DOCENT, INC.                                 ANDERSEN CONSULTING LLP



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     Authorized Signature                              Authorized Signature



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     Name (Printed or Typed)                       Name (Printed or Typed)



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     Title (Printed or Typed)                     Title (Printed or Typed)




___________________________________          ___________________________________
        Date of Signature                              Date of Signature

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